UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	[X]

Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

Neuberger Berman High Yield Strategies Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Neuberger Berman High Yield Strategies Fund

605 Third Avenue
New York, NY 10158

March 31, 2009

Dear Valued Shareholder:

As you are likely aware, the difficult financial markets experienced during much of the past year have impacted your investment in Neuberger Berman High Yield Strategies Fund (the “Fund”). In the face of the challenges presented by the broader financial markets, your Fund, like many other closed-end funds, experienced asset depreciation, increased volatility in the prices of the portfolio securities and volatility in the market prices of Fund shares.

Your Fund recently announced its annual shareholder meeting and will mail its proxy statement soon. As we approach your Fund’s annual meeting of shareholders, we want to assure you that Neuberger Berman Management LLC (“NB Management”), your Fund’s investment manager, and your Fund’s Board of Trustees (the “Board”) consistently monitor investment performance and have taken the following decisive actions that we believe enhance shareholder value and may reduce discounts:

•	Approved a tender offer by your Fund, expected to be conducted in the near future;
•	Approved a longer term program of tender offers for your Fund;
•	Agreed to a new voluntary advisory fee waiver; and
•	Adjusted your Fund’s distribution rate.

Recently, your Fund announced that it will conduct a tender offer for 10% of its outstanding common shares at a price equal to 98% of its net asset value per share (“NAV”) determined on the day the tender offer expires (the “Initial Tender Offer”). We expect to announce the commencement date of the Initial Tender Offer in the coming weeks. Additionally, your Fund announced that its Board has authorized a semi-annual tender offer program (the “Tender Offer Program”) consisting of up to four tender offers over a two-year period. Under the Tender Offer Program, if your Fund’s common shares trade at an average daily discount to NAV of greater than 10% during a 12-week measurement period, the Fund would conduct a tender offer for between 5% and 20% of its outstanding common shares at a price equal to 98% of its NAV determined on the day the tender offer expires. It is currently anticipated that the first measurement period will commence in the third quarter of 2009.

The Initial Tender Offer and the Tender Offer Program are the latest in a series of steps taken by the Board and NB Management to address the discount at which your Fund’s common shares have typically traded. In addition to potentially narrowing this discount at certain times, there are other potential benefits of the Initial Tender Offer and the Tender Offer Program, including: enabling common shareholders to tender a portion of their shares at a price that is likely greater than what they could realize in the secondary market at that time; increased liquidity for common shareholders; and a possible marginally accretive impact on NAV for common shareholders who remain invested in the Fund.

NB Management has also agreed to implement a new voluntary waiver of 0.05% (5 bps) of its advisory fees in connection with the Initial Tender Offer and Tender Offer Program. NB Management believes that the voluntary advisory fee waiver will provide additional benefits to common shareholders who remain invested in the Fund by keeping expenses lower than they otherwise would have been and mitigating some increases in the expense ratio that may result from a decrease in the Fund’s size in the wake of recent market events and the tender offers.

NB Management and your Board regularly monitor your Fund’s distribution rate and have made changes when deemed appropriate. In December 2008, in response to continued challenges in the financial markets, your Fund announced a reduction in its distribution rate. NB Management and your Board understand the importance of investment income to closed-end fund investors; but, because market volatility and the credit crisis have had a significant impact on your Fund’s portfolio securities and necessitated a reduction in the amount of your Fund’s leverage, we believe it was important to set a distribution rate that reflects market conditions and is more in line with Fund earnings.

Recently, we announced that your Fund would hold its 2009 annual meeting of shareholders on May 13, 2009. At the annual meeting you will be asked to vote for the election of Class I Trustees and for proposals to approve new investment advisory and sub-advisory agreements that are identical in all material respects to the current agreements. We ask your support for these proposals.

Approval of new investment advisory and sub-advisory agreements is being sought because Lehman Brothers Holdings Inc. (“LBHI”) entered into an agreement to sell substantially all of the Neuberger Berman business (including NB Management) and Lehman Brothers Asset Management LLC, the sub-adviser to your Fund, to a new company, a majority of which would be owned, directly or indirectly, by portfolio managers, Neuberger Berman’s management team and certain key members and senior professionals of the former Investment Management Division of LBHI (the “Proposed Acquisition”). Under the Investment Company Act of 1940, as amended, consummation of the Proposed Acquisition would automatically terminate the current contracts under which NB Management and Lehman Brothers Asset Management LLC provide investment advisory services to your Fund.

Your Board recommends that you vote FOR the investment advisory and sub-advisory agreements and FOR each Class I Trustee.

On March 24, 2009, Western Investment LLC (“Western”) announced its opposition to any new management agreements between the Neuberger Berman companies and your Fund. We were not surprised to see Western’s announcement as closed-end funds often face this kind of opposition from certain types of investors when the funds seek approval of new advisory agreements due to a change of control of management.

We disagree with Western’s position with respect to the proposals relating to the advisory agreements and its characterization of your Board and Neuberger Berman. Should Western solicit against your Fund’s proposals, we will respond to issues raised by Western in future shareholder communications. Should you receive any solicitation materials from Western or individuals acting on its behalf, we encourage you to disregard those materials and to vote only the proxy materials that are provided by your Fund.

Thank you for your continued support of your Fund’s Board and Neuberger Berman.

Very truly yours,

/s/ Robert Conti

Robert Conti

Trustee, President and Chief Executive Officer

Neuberger Berman High Yield Strategies Fund

Under regulations of the Securities and Exchange Commission (the “SEC”), the following are considered participants in this proxy solicitation: Neuberger Berman High Yield Strategies Fund and its Board, Neuberger Berman Management LLC, your Fund’s investment adviser, and Lehman Brothers Asset Management LLC, your Fund’s sub-adviser. As of the date of this letter, the common shares beneficially owned by Faith Colish and George Morriss, two of your Fund’s Trustees, represented less than 1% of the Fund’s outstanding common shares.

Although it has no current expectation of doing so, the Board retains the ability, consistent with its fiduciary duty, to opt out of the Tender Offer Program should circumstances arise in which the Board believes that the Tender Offer Program would cause a material negative impact on the Fund or Fund shareholders. There can be no assurance that the Initial Tender Offer or Tender Offer Program would cause the discount at which the Fund’s common shares trade to narrow or would not negatively affect its earnings per share.

YOUR FUND WILL FILE A FINAL PROXY STATEMENT WITH THE SEC IN CONNECTION WITH ITS 2009 ANNUAL MEETING OF SHAREHOLDERS, WHICH, WHEN FILED, WILL BE AVAILABLE FREE OF CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND WILL BE DISTRIBUTED TO ALL THOSE WHO OWN FUND SHARES AS OF THE RECORD DATE. SHAREHOLDERS ARE ADVISED TO READ THE FUND’S PROXY STATEMENT, WHEN AVAILABLE, AND ANY OTHER MATERIALS THAT ARE FILED BY THE FUND RELATED TO THE PROXY SOLICITATION, WHEN AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, DOCUMENTS FILED WITH THE SEC BY THE FUND ARE AVAILABLE FREE OF CHARGE BY CONTACTING NEUBERGER BERMAN SHAREHOLDER SERVICES AT 1-800-877-9700 OR THE FUND’S SOLICITOR, THE ALTMAN GROUP, AT 1-866-620-7628.

THIS LETTER IS NOT A RECOMMENDATION TO PURCHASE OR SELL, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE FUND. THE FUND HAS NOT COMMENCED THE TENDER OFFERS DESCRIBED IN THIS LETTER. ANY TENDER OFFER WILL BE MADE ONLY BY AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER DOCUMENTS WHICH WILL BE FILED WITH THE SEC AS EXHIBITS TO A TENDER OFFER STATEMENT ON SCHEDULE TO AND WILL BE AVAILABLE FREE OF CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND FROM THE FUND. SHAREHOLDERS OF THE FUND SHOULD READ THE RELEVANT OFFER TO PURCHASE AND TENDER OFFER STATEMENT ON SCHEDULE TO AND RELATED EXHIBITS WHEN THOSE DOCUMENTS ARE FILED AND BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFERS.